Exhibit 99.1

            PHARMION CORPORATION ANNOUNCES Q3 2006 FINANCIAL RESULTS

    * Record Sales of $61.6 Million, Driven by Vidaza Sales of $36.6 Million

 * Quarter Marked by Strong Financial and Clinical Progress, Including Positive
                      Satraplatin Phase Three Trial Results

  * Advancing Toward Thalidomide and Satraplatin EMEA Submissions in Early 2007

    BOULDER, Colo., October 25 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) today reported financial results for its quarter ended September 30, 2006. Third quarter net sales totaled $61.6 million, compared to $56.8 million of sales achieved in the year-ago quarter. Sales of Vidaza(R) (azacitidine for injectable suspension) totaled $36.6 million in the third quarter of 2006, compared to $33.0 million in the third quarter of 2005. Third quarter named patient and compassionate use sales of thalidomide totaled $20.2 million, compared to $19.3 million in the third quarter of 2005.

    For the nine months ended September 30, 2006, net sales totaled
$178.6 million, compared to net sales of $164.8 million for the nine months ended September 30, 2005. Sales of Vidaza totaled $105.6 million in the first nine months of 2006, compared to $92.0 million in the same period in 2005. Named patient and compassionate use sales of thalidomide totaled $58.8 million in the first nine months of 2006, compared to $61.0 million in the same period in 2005.

    "We are very pleased with our financial results as well as the considerable milestones achieved with our recently-licensed products during the third quarter," said Patrick J. Mahaffy, Pharmion's president and CEO. "We achieved our best quarter of Vidaza sales to date, and we announced positive results from the satraplatin pivotal Phase Three SPARC trial, and initiated a Phase Two clinical program for our histone deacetylase (HDAC) inhibitor, MGCD0103. It is especially encouraging to see these products demonstrate significant progress less than a year after we acquired our rights to them. Based on the encouraging satraplatin results, we intend to file a Marketing Authorization Application in Europe for satraplatin in the treatment of second-line hormone refractory prostate cancer, as well as a Marketing Authorization Application for thalidomide in the treatment of first-line multiple myeloma, during the first part of 2007."

    Pharmion reported a GAAP net loss of $(3.6) million, or $(0.11) per share for the third quarter of 2006. For the nine months ended September 30, 2006, the Company's GAAP net loss totaled $(26.8) million, or $(0.84) per share. GAAP net loss for the third quarter of 2006 includes stock compensation expense of $0.8 million reflecting the implementation of Statement of Financial Accounting Standards No. 123R and a charge of $4.0 million for the payment of a development milestone associated with the initiation of the first Phase Two study for MGCD0103. For the nine months ended September 30, 2006, GAAP net loss includes stock compensation expense of $2.4 million and charges of $24.5 million for acquired in-process research associated with the MGCD0103 licensing and the payment of the Phase Two development milestone. Excluding the impact of these items, the Company's adjusted net income for the third quarter of 2006 would have been $1.3 million, or $0.04 per share, and for the first nine months of 2006 would have been $0.1 million, or $0.00 per share. GAAP net income for the third quarter of 2005 was $8.8 million, or $0.27 per share, and for the nine months ended September 30, 2005 was $18.7 million, or $0.57 per share.

    As planned, Pharmion's investment in research and development significantly increased during the first nine months of 2006 as the Company expanded its product portfolio with the addition of satraplatin and MGCD0103 product rights and increased development activities for Vidaza and thalidomide. Excluding stock compensation expense, research and development costs totaled $16.4 million for the third quarter, compared to $9.8 million in the year-ago quarter. For the nine months ended September 30, 2006, excluding stock compensation expense, research and development costs totaled $49.5 million, compared to $29.1 million for the nine-month period ended September 30, 2005.

    Excluding stock compensation expense, selling, general and administrative expenses totaled $23.8 million for the third quarter of 2006, compared to $19.5 million in the year-ago quarter, and $71.2 million for the nine months of 2006, compared to $62.8 million in the first nine months of 2005. These increases were planned and are due to increased commercial activities in the U.S. in response to an expanding and more competitive market for Vidaza as well as pre-approval activities in Europe for Vidaza, satraplatin and thalidomide.

    As of September 30, 2006, Pharmion had $187.8 million in cash, cash equivalents and short-term investments, and no outstanding debt, compared to $188.5 million as of June 30, 2006.

    Recent Milestones & Upcoming Events

    Pharmion achieved several development and regulatory milestones during the quarter:

    Satraplatin

    Pharmion, together with its partner GPC Biotech, announced positive topline results for the double-blinded, randomized satraplatin pivotal Phase Three registrational trial, the SPARC trial (Satraplatin and Prednisone Against Refractory Cancer). The trial is evaluating satraplatin plus prednisone versus placebo plus prednisone as the second-line treatment in the 950 patients with hormone-refractory prostate cancer (HRPC). The study data results for progression-free survival (PFS) are highly statistically significant (p<0.00001) using the protocol-specified log-rank test, and the study results also showed a 40 percent reduction in the risk of disease progression. PFS, the primary endpoint of this study, will also serve as the primary basis for a Marketing Authorization Application (MAA) in Europe which Pharmion plans to file with the European regulatory authorities in the first half of 2007.

    Using the protocol-specified hazard ratio, which measured the overall risk of disease progression, patients in the SPARC trial who received satraplatin plus prednisone had a 40 percent reduction in the risk of disease progression (hazard ratio of 0.6; 95 percent Confidence Interval: 0.5-0.7) compared with patients who received prednisone plus placebo. The improvement seen in progression-free survival by patients treated with satraplatin increased over time. Progression-free survival at the median (50th percentile) demonstrated a 13 percent improvement in patients who received satraplatin plus prednisone (11 weeks) compared to patients who received prednisone plus placebo (9.7 weeks). Progression-free survival at the 75th percentile showed an 89 percent improvement for patients in the satraplatin arm (36 weeks) versus patients in the placebo arm (19 weeks). At six months, 30 percent of patients in the satraplatin arm had not progressed, compared to 17 percent of patients in the control arm. At 12 months, 16 percent of patients who received satraplatin had not progressed, compared to seven percent of patients in the control arm. All of these analyses were conducted on an intent-to-treat basis.

    The improvement in PFS in the satraplatin arm was not affected by the type of prior chemotherapy; in particular, the improvement was seen equally for patients who had received prior Taxotere(R)(docetaxel), as well as those who received other types of chemotherapy treatments. All disease progression events were adjudicated by an independent expert review committee of medical oncologists and radiologists. The vast majority of progression events were based on radiological progressions and pain progressions.

    In accordance with the recommendation of the independent Data Monitoring Board for the SPARC trial, patients who have not progressed will continue to be treated, and all patients will be followed for overall survival. With approximately half of the patients from the trial still alive, the companies currently expect to have final overall survival results in the fall of 2007, rather than the previously communicated mid-2007.

    Satraplatin is Pharmion's oral platinum compound for which the Company licensed the commercial rights in Europe and certain international markets in December 2005. A broad clinical program is underway for satraplatin in a range of tumors, both as monotherapy and in combination with radiation and other cancer therapies.

    MGCD0103

    Pharmion initiated a Phase Two clinical development program for its lead oncology HDAC inhibitor product candidate, MGCD0103, during the third quarter, which includes the initiation of a trial in patients with relapsed or refractory B-cell lymphomas. Specific patient populations include patients with diffuse large B-cell lymphoma (DLBCL) and follicular lymphoma, two tumor types that are classified as non-Hodgkin's lymphomas (NHL).

    Pharmion initiated a second Phase Two clinical trial of MGCD0103 in patients with relapsed or refractory Hodgkin's lymphoma, a cancer initially located in the lymph nodes. In this single-agent, open-label trial, MGCD0103 will be given orally at a dose of 110 mg, three times per week to patients with Hodgkin's lymphoma who have failed other treatments or whose disease has relapsed. Key objectives of the study will be to determine the effectiveness of MGCD0103 as a treatment option for patients with refractory or relapsed Hodgkin's lymphoma.

    MGCD0103 is the lead HDAC inhibitor compound product candidate for which Pharmion licensed the commercial rights in January 2006 from MethylGene Inc., in addition to its pipeline of second generation HDAC inhibitor compounds for oncology indications. Pharmion's licensed territories include North America, Europe, Middle East and certain other markets.

    Thalidomide

    Pharmion intends to submit its European Marketing Authorization Application for first-line multiple myeloma in the first quarter of 2007, based upon recently published or otherwise made public data from four Phase Three clinical studies in patients with newly diagnosed multiple myeloma: a French clinical study comparing thalidomide plus melphalan/prednisone (MPT) to melphalan/prednisone (MP) alone which demonstrated a 22 month survival advantage for MPT versus MP; a similarly-designed study conducted in Italy; MM-003, the pivotal study supported by Pharmion and Celgene Corporation comparing thalidomide plus dexamethasone with dexamethasone alone; and an Eastern Cooperative Oncology Group (ECOG) clinical study also comparing thalidomide plus dexamethasone to dexamethasone alone.

    Vidaza

    Pharmion's new drug application (NDA) supplement to add IV administration to instructions in the prescribing information for Vidaza, the Company's demethylating agent, is pending with the U.S. Food and Drug Administration (FDA) and Pharmion expects an agency response within the next several weeks. If the NDA supplement is approved, the dose and schedule of Vidaza would remain the same for IV administration as for the current approved subcutaneous administration.

    2006 Financial Outlook

    The Company is reiterating its sales guidance for 2006 to be in line with 2005 sales of $221.2 million. Through the first nine months of 2006, total sales of $178.6 million are up eight percent over the same period in 2005, which the Company considers to be within its guidance.

    Research and development expenses for 2006 are expected to increase by approximately 63 percent over 2005 to approximately $70 million, adjusted from the prior estimate of 75 percent over 2005 expenses. This increase over 2005 is driven by increased development expenses associated with the licensing of satraplatin and MGCD0103 product rights as well as increased development activities for Vidaza and thalidomide. Selling, general and administrative expenses are expected to increase by approximately 15 percent over 2005 to approximately $96 million, consistent with our previous guidance. Charges for acquired in-process research and development, including the payment of development milestones, are expected to total $24.5 million for 2006, reflecting upfront payments for the oncology HDAC inhibitor program licensing as well as the Phase Two milestone payment incurred in the third quarter.

    Pharmion now expects its balance of cash, cash equivalents and short-term investments will be approximately $180 to $185 million at the end of 2006, up from the prior estimate of $170 to $175 million. This forecast does not reflect any additional product licensing or acquisitions that could occur during the year.

    This financial guidance excludes stock compensation expense resulting from the implementation of SFAS No. 123R.

    Pharmion will hold a conference call to discuss third quarter 2006 results this afternoon, October 25, at 5:00 p.m. ET. The conference call will be simultaneously webcast on the Company's Web site, and archived for future review as a webcast and a podcast.

    About Pharmion:

    Pharmion is a biotechnology company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world's first approved epigenetic cancer therapy, Vidaza(R), a DNA demethylating agent. For additional information about Pharmion, please visit the company's website at www.pharmion.com.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management, including Pharmion's plans for clinical development and regulatory submissions of Pharmion's products and product candidates, and Pharmion's anticipated financial results for 2006. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the outcome of ongoing clinical trials, the status and timing or regulatory approvals for Pharmion's product candidates; the impact of competition from other products under development by Pharmion's competitors; the regulatory environment and changes in the health policies and structure of various countries; uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion's ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

                              PHARMION CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
             (In thousands, except for share and per share amounts)
                                    Unaudited

                                          Three Months Ended              Nine Months Ended
                                          September 30, 2006             September 30, 2006
                                     ----------------------------   ----------------------------
                                         2006            2005           2006            2005
                                     ------------    ------------   ------------    ------------
Net sales                            $     61,636    $     56,805   $    178,596    $    164,798

Operating expenses:
 Cost of sales, inclusive
  of royalties, exclusive
  of product rights
  amortization                             16,629          15,355         48,514          44,422
 Research and development                  16,675           9,799         50,194          29,062
 Acquired in-process research               4,000              --         24,480              --
 Selling, general and
  administrative                           24,465          19,483         72,963          62,781
 Product rights amortization                2,454           2,443          7,344           6,909
Total operating expenses                   64,223          47,080        203,495         143,174
Operating income (loss)                    (2,587)          9,725        (24,899)         21,624

Interest and other income, net              1,870           1,535          5,286           4,530
Income (loss) before taxes                   (717)         11,260        (19,613)         26,154

Income tax expense                          2,834           2,432          7,188           7,503
Net income (loss)                    $     (3,551)   $      8,828   $    (26,801)   $     18,651

Net income (loss) per common
 share:
 Basic                               $      (0.11)   $       0.28   $      (0.84)   $       0.59
 Diluted                             $      (0.11)   $       0.27   $      (0.84)   $       0.57

Weighted average number of common
 and common equivalent shares used
 to calculate net income (loss)
 per common share:
 Basic                                 32,053,143      31,844,331     31,993,452      31,823,939
 Diluted                               32,053,143      32,868,766     31,993,452      32,919,643

                             CONSOLIDATED BALANCE SHEET DATA
                             -------------------------------
                              September 30,    December 31,
                                  2006             2005
                             --------------   --------------
Cash, cash equivalents and
 short-term investments      $      187,777   $      243,406
Total assets                        376,701          432,630
Total liabilities                    46,050           86,006
Total stockholders' equity          330,651          346,624

                              PHARMION CORPORATION
             RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET INCOME (In thousands, except for share and per share amounts)
                                    Unaudited

                               Three Months Ended                 Nine Months Ended
                               September 30, 2006                September 30, 2006
                         -------------------------------   -------------------------------
                                         Net       Net                     Net       Net
                                       income    income                  income    income
                                       (loss)    (loss)                  (loss)     (loss)
                                         per       per                     per       per
                                       common    common                  common    common
                                        share     share                   share     share
                           Amount       Basic    Diluted     Amount       Basic    Diluted
                         ----------    -------   -------   ----------    -------   -------
GAAP net loss            $   (3,551)   $ (0.11)  $ (0.11)  $  (26,801)   $ (0.84)  $ (0.82)

Stock compensation
 expense:
  Research and
   development                  230       0.01      0.01          670       0.02      0.02
  Selling, general and
   administrative               617       0.02      0.02        1,740       0.05      0.05
    Total stock
     compensation
     expense (1)                847       0.03      0.03        2,410       0.07      0.07

Acquired in-process
 research (2)                 4,000       0.12      0.12       24,480       0.77      0.75

Adjusted net income      $    1,296    $  0.04   $  0.04   $       89    $    --   $    --

Weighted average
 number of common and
 common equivalent
 shares used to
 calculate net income
 (loss) per common
 share:

      Basic              32,053,143                        31,993,452
      Diluted            32,586,172                        32,548,087

(1)  Stock compensation expense is attributable to the adoption of SFAS 123R.

(2) Acquired in-process research expense is associated with the licensing of MethylGene Inc.'s oncology HDAC inhibitor program, including a $4 million Phase II development milestone payment made during the three months ended September 30, 2006.

SOURCE  Pharmion Corporation
    -0-                             10/25/2006
    /CONTACT: Anna Sussman, Director, Investor Relations and Corporate Communications, of Pharmion Corporation, +1-720-564-9150/
    /First Call Analyst: /
    /FCMN Contact: asussman@pharmion.com /
    /Web site:  http://www.pharmion.com /